Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statements (Form S-8 Nos. 333-132155 and 333-139134) pertaining to the 1997 Equity Incentive Plan and the 2005 Equity Incentive Plan of Cardica, Inc.,

(2)	Registration Statements (Form S-8 Nos. 333-148196 and 333-157387) pertaining to the 2005 Equity Incentive Plan of Cardica, Inc., and

(3)	Registration Statements (Form S-3 Nos. 333-144443 and 333-146708) of Cardica, Inc. and in the related Prospectuses, of our report dated September 18, 2009, with respect to the financial statements of Cardica,Inc. included in this Annual Report (Form 10-K) for the year ended June 30, 2009.
/s/ Ernst & Young LLP
Palo Alto, California
September 18, 2009